BLACK UNICORN FACTORY, INC.

AUDITED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2021 TO DECEMBER 31, 2022

INDEPENDENT AUDITOR'S REPORT

TO THE BLACK UNICORN FACTORY, INC

Audit opinion on the financial statements of the BLACK UNICORN FACTORY, INC

We have audited the financial statements of the BLACK UNICORN FACTORY, INC for the period ended December 31, 2022. These financial statements comprise of Balance Sheet and Profit & Loss Statement.

In our opinion, the financial statements give a true and fair view of the financial position of the BLACK UNICORN FACTORY, INC as at December 31, 2022, in accordance with the generally accepted accounting principles (GAAP) in the United States of America.

Basis for opinion

We conducted our audit in accordance with the Generally Accepted Auditing Standards. Our responsibilities under those standards are further described in the section of our report entitled 'Auditors' responsibilities in the audit of the financial statements. We are independent of BLACK UNICORN FACTORY, INC in accordance with the ethical requirements relevant to our audit of the financial statements and we have fulfilled our other ethical responsibilities in accordance with those requirements. We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities for the financial statements

The BLACK UNICORN FACTORY, INC is responsible for the preparation and fair presentation of the financial statements in accordance with the generally accepted accounting principles (GAAP) in the United States of America as it determines to be necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibilities in the audit of the financial statements

Our objectives are to obtain reasonable assurance as to whether the financial statements as a whole are free from material misstatements, whether due to fraud or error, and to issue an audit report that includes our opinion. Reasonable assurance means a high level of assurance but is not a guarantee that an audit conducted in accordance with Generally Accepted Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or taken together, they could reasonably be expected to influence the economic decisions of users taken based on these financial statements.

As part of an audit in accordance with the Generally Accepted Auditing Standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

a)Identify and assess the risks of material misstatement in the financial statements, whether due to fraud or error, design and perform audit procedures that are responsive to those risks,

and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than the risk of not detecting one resulting from error, as fraud may involve collusion, forgery, intentional omission, misrepresentation or the overriding of internal control.

b)Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the internal control of the Company.

c)Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the management.

d)Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves a fair presentation.

Erickson Shawn David, CPA License: 123158 NEWBURGH, NY

Email: erickson@zerotograce.org Contact: +1 (949) 3544109

Independent Auditor Dated: October 5th, 2023